Exhibit 23.4

CONSENT OF MOELIS & COMPANY LLC

October 15, 2021

Board of Directors

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 10, 2021, to the Board of Directors of Yucaipa Acquisition Corporation (“Yucaipa”) as Annex S to, and to the references thereto under the headings “QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE GENERAL MEETING”, “Our Board’s Reasons for Approval of the Business Combination”, “Recommendation to Yucaipa Shareholders”, “Background of the Business Combination”, “The Yucaipa Board’s Reasons for Approval of the Business Combination” and “Proposal No. 1: The Business Combination Proposal — Opinion of Yucaipa’s Financial Advisor” in, the proxy statement relating to the proposed mergers involving Yucaipa and SIGNA Sports United GmbH, which proxy statement forms a part of Amendment No. 2 to the Registration Statement on Form F-4 of SIGNA Sports United B.V. (the “Amended Registration Statement”). The foregoing consent applies only to the Amended Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC